Exhibit 5.1

Brian D. Bertonneau	Phone: (804) 784-7643
12501 Patterson Avenue	Fax: (804) 784-7658
Richmond, VA 23238

January 27, 2009

Board of Directors

RoomStore, Inc.

12501 Patterson Avenue

Richmond, VA 23238

Gentlemen:

I currently serve as Senior Vice President, General Counsel and Secretary for RoomStore, Inc. (the “Company”). I have been requested to render an opinion regarding the 7,006,520 shares of common stock of the Company, to be registered under RoomStore Inc.’s Registration Statement on Form S-1 (the “Registration Statement”). In connection with this request, I have examined: (a) the Articles of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended (c) the Registration Statement, (d) various meeting minutes and consents of the Company’s Board of Directors, and (e) such other Company records and documents that I deemed relevant.

Based on this review, it is my opinion that: (a) RoomStore, Inc. is a Virginia corporation duly organized, validly existing and in good standing, and is qualified to do business in each jurisdiction where such qualification is required, and (b) the 7,006,520 of shares covered by the Registration Statement have been duly authorized, and are fully paid and non-assessable under the laws of the Commonwealth of Virginia.

I consent to the use of this opinion in the Registration Statement.

Sincerely,

/s/ Brian D. Bertonneau
Brian D. Bertonneau